Exhibit 99.1

RIT TECHNOLOGIES, INC.
900 Corporate Drive
Mahwah, New Jersey 07430
(201) 512-1970

 [ _________], 2010
To: [Addressee]

Re:           Terms and Conditions Governing Options to Acquire Ordinary Shares of RiT Technologies Ltd.

Dear Mr. [________],

The purpose of this letter is to set forth the terms and conditions governing the option (the “Option”) granted to you (the “Optionee”) on [__________] (the “Grant Date”) by RiT Technologies, Inc. (the “Company”) to acquire [_________] of ordinary shares, par value 0.8* New Israeli Shekels (the “Shares”) of RiT Technologies Ltd. (the “Parent”).

*On August 24, 2009, the Company effected a one-for-eight reverse split of its ordinary shares, and accordingly the par value of its ordinary shares was changed to NIS 0.8 per share. The ordinary shares underlying your options were adjusted accordingly.

SECTION 1.  THE SHARES

The shares subject to the Option granted shall consist of the Shares, or the number and kind of shares or other securities which shall be substituted for the Shares or to which the Shares shall be adjusted as provided in Section 4 hereof.

SECTION 2.  NONQUALIFIED STOCK OPTION

The Option is a nonqualified stock option and is not intended to qualify as either a qualified stock option or an incentive stock option as those terms are defined by applicable provisions of the Internal Revenue Code of 1986, as amended.

SECTION 3.  TERMS AND CONDITIONS OF OPTION

The following terms and conditions shall apply to the Option granted:

Right to Exercise.  The Option shall become exercisable and vest according to

the following:	No. of Options	Vesting Date
	[___________]	[___________]
	[___________]	[___________]
	[___________]	[___________]

(a)           Exercise of Option.  To the extent the right to purchase the Shares has vested, the Option may be exercised from time to time by delivering payment therefor in cash, certified check, official bank check, or the equivalent thereof acceptable to the Company, together with written notice to the Company.  The written notice must identify the Option or part thereof being exercised and specify the number of the Shares for which payment is being tendered.  In addition, the Option may be exercised by delivering to the Company (i) an exercise notice instructing the Company to deliver the certificates for the Shares purchased to a designated brokerage firm; and (ii) a copy of irrevocable instructions delivered to the brokerage firm to sell the Shares acquired upon exercise of the Option and to deliver to the Company from the sale proceeds sufficient cash to pay the exercise price and applicable withholding taxes arising as a result of the exercise.

The Company shall deliver to the Optionee, without transfer or issue tax to the Optionee (or other person entitled to exercise the Option), at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for the Shares acquired under the Option dated the date the Option was validly exercised; provided, however, that the time of delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.

(b)           Exercise Price.  The exercise price of the Option shall be $[_______] per Share, which represents the fair market value of a Share on the Grant Date.

(c)           Fair Market Value of Shares.  The fair market value per Share shall mean, where there is a public market for the Shares, the mean of the bid and asked prices (or the closing price if listed on a stock exchange or the NASDAQ Capital Market) of the Shares for the Grant Date, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by the NASDAQ Stock Market LLC).  If this fair market value information is not available for the Grant Date, then such information for the last preceding date for which it is available shall be considered as the fair market value.

(d)           Withholding.  The Company shall have the right to condition the issuance of the Shares upon exercise of the Option upon payment by the Optionee of any applicable taxes required to be withheld under federal, state or local tax laws or regulations in connection with the exercise.

(e)           Duration of Option.  The Option shall survive for a term of ten (10) years from the Grant Date.

(f)           Terminations of Option.  If the Optionee ceases to be a consultant of the Company, the Optionee’s rights to exercise the Option then held shall be only as follows:

DEATH:  If the Optionee dies while engaged by the Company, the Optionee’s estate shall have the right for a period of six (6) months (or such longer period as the Board (as defined below) may determine during the term of the Option) after the date of death to exercise the Option to the extent the Optionee was entitled to exercise the Option on that date, provided the date of exercise is in no event after the expiration of the term of the Option.  To the extent the Option is not exercised within this period, the Option will terminate.  The Optionee’s “estate” shall mean the Optionee’s legal representative or any person who acquires the right to exercise an Option by reason of the Optionee’s death.

DISABILITY:  If the Optionee’s engagement with the Company ends because the Optionee becomes disabled, the Optionee or his or her qualified representative (in the event of the Optionee’s mental disability) shall have the right for a period of twelve (12) months after the date on which the Optionee’s engagement ends to exercise the Option to the extent the Optionee was entitled to exercise the Option on that date, provided the date of exercise is in no event after the expiration of the term of the Option.  To the extent the Option is not exercised within this period, the Option will terminate.

RESIGNATION:  If the Optionee voluntarily terminates its engagement with the Company, the Optionee shall have the right for a period of three (3) months after the date of resignation to exercise the Option to the extent the Optionee was entitled to exercise the Option on that date, provided the date of exercise is in no event after the expiration of the term of the Option.  To the extent the Option is not exercised within this period, the Option will terminate.

TERMINATION FOR REASONS OTHER THAN CAUSE:  If the Optionee’s engagement is terminated by the Company for reasons other than “Cause,” the Optionee shall have the right for a period of three (3) months after the date of termination to exercise the Option to the extent the Optionee was entitled to exercise the Option on that date, provided the date of exercise is in no event after the expiration of the term of the Option.  To the extent the Option is not exercised within this period, the Option will terminate.  For the purpose of this clause, “Cause” shall mean that: the Optionee is determined by the Board to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or to have deliberately disregarded the rules of the Company which resulted in loss, damage, or injury to the Company, or because the Optionee has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to break any contract with the Company, has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company.

OTHER REASONS:  If the Optionee’s engagement with the Company ends for any reason not mentioned above in this Subsection 3(g), all rights of the Optionee in the Option, to the extent that it has not been exercised, shall terminate on the date the Optionee’s engagement ends.

The Board in its absolute discretion shall determine whether the termination of engagement of the Optionee is for reason of disability, retirement, for reasons other than cause or for any other reason as set forth herein.

Notwithstanding the aforesaid, the Board, in its sole discretion, may provide that the Option may be exercised after the periods provided for in this Section 3, but in no event beyond the term of the Option.

(g)           Transferability of Option and Shares.  The Option shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Optionee’s lifetime only by the Optionee, or in the event of disability, the Optionee’s qualified representative.

SECTION 4.  ADJUSTMENT OF, AND CHANGES IN, THE SHARES

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Parent, the number of Shares covered by the Option, as well as the price per Share covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Parent; provided, however, that conversion of any convertible securities of the Parent shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board of Directors of the Company (the “Board”), whose determination in that respect shall be final, binding, and conclusive.  Except as expressly provided herein, no issuance by the Parent of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Option.

(b)           Dissolution, Liquidation, Sale, or Merger.  In the event of a proposed dissolution or liquidation of the Parent, the Option shall terminate immediately before the consummation of such proposed action.  The Board will, in such circumstances, provide written notice to the Optionee of the expected dates of termination of the Option and consummation of the proposed dissolution or liquidation.

In the event of a proposed sale of all or substantially all of the assets of the Parent, or the merger of the Parent with or into another corporation in a transaction in which the Parent is not the surviving corporation, the Option may be assumed or equivalent options may be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), unless the successor corporation does not agree to assume the Option or to substitute equivalent options.  If the Option is not assumed or substituted by equivalent options, the Option shall terminate immediately before the consummation of the sale or merger (subject to the actual consummation of the sale or merger) and the Company shall provide written notice to the Optionee of the expected dates of termination of the Option and consummation of the transaction.  If the transaction is not consummated, the unexercised Option shall continue in accordance with its original terms.

(c)           Notice of Adjustments, Fractional Shares.  To the extent the foregoing adjustments relate to shares or securities of the Parent, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.  No right to purchase fractional shares shall result from any adjustment in the Option pursuant to this Section 4.  In case of any such adjustment, the shares subject to the Option shall be rounded down to the nearest whole share.  Notice of any adjustment shall be given by the Parent to the Optionee which was in fact so adjusted and the adjustment (whether or not notice is given) shall be effective and binding for all purposes.

No adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance, except as provided in this Section 4.

Any issue by the Parent of shares of any class, or securities convertible into shares of any class, shall not affect the number or price of Shares subject to the Option, and no adjustment by reason thereof shall be made.  The grant of the Option shall not affect in any way the right or power of the Parent to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

SECTION 5.  PRIVILEGES OF SHARE OWNERSHIP, SECURITIES LAW COMPLIANCE

The Optionee shall not be entitled to the privileges of share ownership as to any Shares not actually issued and delivered to the Optionee.  The exercise of the Option shall be conditioned upon the registration of the Shares with the United States Securities and Exchange Commission and qualification of the Option and underlying Shares under the New Jersey securities laws, unless in the opinion of counsel to the Parent, registration or qualification is not necessary.  The Company shall diligently endeavor to comply with all applicable securities laws before any Shares are issued pursuant to the exercise of the Option.

SECTION 6.  ADMINISTRATION

The Option shall be administered by the board of directors (the “Board”) of the Parent.

Sincerely,

RIT TECHNOLOGIES, INC.

Name: Eran Ayzik
Title: President & CEO